UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2011

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

133 South WaterSound Parkway, WaterSound, Florida		32413
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	850-588-2250

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Timber Deed Transaction

On March 31, 2011, St. Joe Timberland Company of Delaware, L.L.C., a wholly owned subsidiary of The St. Joe Company (collectively, "St. Joe") entered into and closed a Purchase and Sale Agreement (the "Purchase Agreement") with Vulcan Timberlands LLC ("Purchaser"), an investment fund managed by Resource Management Service, LLC, for the sale of timber stands on approximately 40,975 acres. St. Joe received proceeds of approximately $55.9 million from the sale. Pursuant to the Purchase Agreement, St. Joe entered into timber deeds conveying ownership of the timber stands to Purchaser, but St. Joe retains ownership of the underlying land.

Under the terms of the timber deeds, Purchaser has the right to harvest or sell the timber stands for a period of up to 20 years. The ages of the timber stands range from 15 to 30 years and are located in Gulf and Calhoun Counties, Florida. As timber stands are harvested, the use of the land reverts immediately back to St. Joe for subsequent reforestation and ongoing timber production, rural land sales or real estate development. Timber stands must be harvested no later than age 35. The timber stands included in the timber deeds consist primarily of pine plantations and represent approximately 17% of St. Joe’s pine inventory.

Purchaser shall be required to conduct its activities on St. Joe property in accordance with Silviculture Best Management Practices for harvesting timber, fertilization and other silvicultural activities, as promulgated or amended from time to time. St. Joe retains hunting club and recreational revenues, as well as the property tax obligations, for the affected properties. Purchaser has assumed the risk of loss with respect to the timber stands. The Purchase Agreement contains representations and warranties customarily found in timber deed transactions.

During the term of the timber deeds, Purchaser may choose to perform "first thinnings" on the timber stands to cut and remove some portion of the standing trees, which is done as a silvicultural process to improve the quality of the residual stand. Purchaser is required to offer to St. Joe all volumes of pulpwood, chip-n-saw and sawtimber obtained from first thinnings, and St. Joe is required to purchase not less than 85% of such first thinnings (but may object to purchasing up to 15% of such volumes in certain circumstances).

For additional information, please also refer to the press release dated April 1, 2011 attached hereto as Exhibit 99.1 and incorporated by reference herein.

Amendment of Credit Agreement

St. Joe has a credit agreement with Branch Banking & Trust Company and Deutsche Bank for a $125 million revolving credit facility (the "Credit Agreement"). On March 31, 2011, St. Joe entered into a Seventh Amendment to the Credit Agreement (the "Seventh Amendment") in order to waive compliance with certain restrictive covenants to permit timber deed transactions, like the transaction described above, on up to 100,000 acres of St. Joe property. The Seventh Amendment, among other things, also removed development properties owned by St. Joe from the springing lien provisions of the Credit Agreement. It also provides that if St. Joe fails to maintain cash liquidity of at least $30 million, or if St. Joe makes a draw under the Credit Agreement, St. Joe would be required to provide additional property legal descriptions for use by the lenders in connection with the springing lien provisions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report under the heading "Amendment of Credit Agreement" is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated April 1, 2011.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

April 4, 2011	By:	/s/ Reece B. Alford

Name: Reece B. Alford
Title: Senior Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 1, 2011.